Exhibit 10.42

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE
This CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE (the “Agreement”) is made and entered into by and between ADVISORY RESEARCH, INC. (“ARI”), and its Affiliates, including without limitation, PIPER JAFFRAY & CO. (“PJC”), collectively, the “Company”, and Christopher D. Crawshaw (“Employee”). The Company and Employee shall be referenced individually as a “Party,” and collectively as the “Parties.”
WHEREAS, Employee has been employed by the Company since January 15, 2001;
WHEREAS, on January 10, 2001, Employee entered into an Employment Agreement with the Company with an effective date of January 15, 2001 (the “Employment Agreement”);
WHEREAS, during the course of Employee’s employment with the Company, he entered into various Mutual Fund Restricted Share Agreements, and various Restricted Stock Agreements that were part of the Piper Jaffray Companies Amended and Restated 2003 Annual and Long-Term Incentive Plan, including, without limitation, the following agreements: a) the Mutual Fund Restricted Share Agreement dated February 17, 2015; b) the Restricted Stock and Mutual Fund Restricted Share Agreement dated February 16, 2016; c) the Performance Share Unit Agreement dated May 15, 2015; d) the Performance Share Unit Agreement dated May 16, 2016; e) the Performance Share Unit Agreement dated February 15, 2017; and f) the Restricted Stock Agreement (collectively, the “Prior Equity Agreements”).
WHEREAS, the Employment Agreement and the Prior Equity Agreements referenced in the preceding two Whereas Clauses define rights and obligations of the Employee and the Company, some of which are being modified by this Agreement, as described further below;
WHEREAS, the Parties acknowledge that the Confidentiality Restrictions, the Employee Non-Solicitation Restrictions, the Client/Customer Non-Solicitation Restrictions, and the Non-Competition Restrictions which are set forth in the Employment Agreement and the Prior Equity Agreements were valid, enforceable, and necessary to protect ARI’s and its Affiliates’ legitimate business interests;
WHEREAS, notwithstanding the legitimacy of the restrictive covenants referenced in the preceding Whereas clause, the Parties desire to modify certain aspects of these covenants, as described further below;
WHEREAS, Employee now desires and intends to expeditiously and amicably end his employment relationship with the Company; and
WHEREAS, the Parties have read and understood the terms of this Agreement, and the Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering into this Agreement;
NOW, THEREFORE, in recognition of Employee’s past service to the Company, and as consideration for the mutual promises and covenants set forth herein, the Parties covenant and agree as follows:
1.    Recitals: The Recitals set forth above are incorporated into this Agreement, as if fully set forth herein.
2.    Separation: Employee will resign from his current position at the Company, effective no sooner than October 1, 2017, and no later than December 31, 2017, unless extended by mutual agreement. The Parties will negotiate the precise date of Employee’s separation from the Company, which will become known as the “Separation Date.” The Company agrees to accept Employee’s resignation from employment as of the Separation Date, and further agrees that Employee will earn and accrue his regular salary and other benefits through the 12:00 a.m. of the Separation Date. The Company shall reimburse Employee for all reasonable travel, entertainment or other expenses incurred by Employee prior to the Separation Date, in accordance with the Company’s expense reimbursement policy. Employee acknowledges and agrees that, on and after the Separation Date, Employee will not earn or accrue any salary or other benefits from the Company, except as set forth in Sections 3, 4 and 5 below. As of the Separation Date, the Company shall remove Employee from all positions that Employee holds as an officer of the Company and its affiliates.
3.    Compensation: Assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee the compensation set forth in this Section. First, the Company will provide Employee the remaining balance of his base compensation of Five Hundred, Fifty Thousand and No/100 Dollars ($550,000.00), calculated as though Employee continued employment through December 31, 2017, regardless of his actual Separation Date. Second, again assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee the balance of his full incentive component of his annual compensation, of Four Hundred, Fifty Thousand and No/100 Dollars ($450,000.00), as though Employ continued employment through December 31, 2017. The compensation described in this Paragraph (including the base and incentive compensation) (together, the “Separation Amount”) will be provided to Employee in a lump sum in accordance with the following timetable and subject to the following conditions. Assuming that Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will provide Employee the Separation Amount no later than fifteen (15) days following the expiration of the latter of the two revocation periods described below, or fifteen (15) days after Employee has ceased working for the Company, whichever date comes later.
4.    Benefits: Assuming Employee executes this Agreement and takes no steps to revoke or rescind any aspect of this Agreement, the Company will continue Employee’s benefit package through December 31, 2017.
5.    Equity Awards: The restricted stock and mutual fund restricted stock awards identified below will continue to vest on their normal schedule so long as: (a) Employee executes a modified “Post-Termination Agreement”; (b) for the duration of the vesting period, Employee abides by the provisions of the Post-Termination Agreement; (c) Employee executes and does not make any attempt to revoke and does not revoke this Agreement and/or the Post-Termination Agreement; and (d) Employee complies with the terms of this Confidential Separation Agreement and Release. To the extent there is a conflict between the vesting provisions of the Prior Equity Agreements and this Agreement, the terms of this Agreement shall govern.
[Table]
6.    Restrictive Covenants Contained in Prior Equity Agreements:

As described in the Whereas clauses above, Employee and the Company entered into various agreements that defined, in part, the restrictive covenants to which Employee agreed.
(a)    These agreements included, among other provisions, restrictions relating to Confidential Information (as defined in the Employment Agreement, Paragraph 4.1) and in other paragraphs of the Prior Equity Agreements (the “Confidentiality Obligations”);
(b)    These agreements included, among other provisions, restrictions prohibiting Employee from directly or indirectly, individually or in conjunction with others, soliciting, engaging or employing, for a period of twelve (12) months following the termination of Employee’s employment, any person employed by the Company (see, e.g., the Employment Agreement, Paragraph 4.2(i), and similar language in the Prior Equity Agreements) (the “Non-Solicitation of Employee Obligations”);
(c)    The Employment Agreement and the Prior Equity Agreements included, among other provisions, restrictions prohibiting Employee from directly or indirectly, individually or in conjunction with others, for a period of twelve (12) months following the termination of Employee’s employment, soliciting or accepting any person or entity who is or was a client of the Company or an Affiliate (the Non-Solicitation of Customers Obligations”);
(d)    Certain of the Prior Equity Agreements also contain Non-Competition provisions prohibiting Employee from working for a Talent Competitor (as that term is defined in the Prior Equity Agreements) for a defined time period (the “Non-Competition Obligations”);
(e)    In this Agreement, Employee hereby reaffirms his binding contractual commitments to abide by and honor the Confidentiality Obligations contained in his Employment Agreement and the Prior Equity Agreements, as modified herein. Specifically, Employee agrees that: He shall not, at any time, during his remaining employment with the Company, or at any time thereafter, in any manner, directly or indirectly, divulge, disclose or communicate to any person or entity in any manner whatsoever, any Confidential Information relating to the business of the Company and its affiliates (including any person or entity controlling, controlled by, or under common control with the Company). The term “Confidential Information” as used herein means all information of a business or other nature relative to the Company which information is not so generally known as to be part of the public domain, including without limitation, the investment advice, methodologies, strategies, business plans, and client lists of the Company, and all other confidential, secret, or proprietary knowledge or information of the Company or an Affiliate that the Employee has acquired or become acquainted with during Employee’s employment with the Company or an Affiliate.
(f)    In this Agreement, Employee hereby reaffirms his binding contractual commitments to abide by and honor his Non-Solicitation of Employee Obligations, as set forth in the Prior Equity Agreements, as modified herein. Specifically, Employee agrees that: he will not, during the remainder of his employment and for a period of twelve (12) months following the Separation Date, on behalf of himself, or any other person, corporation or other legal entity, solicit, hire, retain, or employ in any capacity any person then employed, or employed within the ninety-day (90-day) period preceding the Separation Date, by the Company or an Affiliate.
(g)    In this Agreement, the Company hereby waives Employee’s prior binding contractual commitments to abide by and honor his Non-Solicitation of Customers Obligations;
(h)    In this Agreement, the Company hereby waives Employee’s prior binding contractual commitments to abide by and honor his Non-Competition Obligations, with the narrow exception that, for a period of thirty-six (36) months following the Separation Date, Employee will not accept any employment of any kind (whether as an employee, independent contractor, consultant, or in any other capacity), with [redacted] and/or any company or other entity of any kind in which [redacted] has a twenty-five (25) percent or greater ownership interest.
(i)    The Parties each acknowledge and agree that the mutual commitments set forth in the provisions of this Section 6 constitute sufficient additional and independent consideration to support this Agreement; and,
(j)    The Parties agree that the waiver provisions set forth in Sections 6(g) and 6(h) above will have no effect if Employee takes any steps to revoke any aspect of this Agreement.
7.    General Release:

(a)    In General. Employee irrevocably and unconditionally releases any and all Claims described in Section 7(b) below that he had, may have had, has, or may have, against the “Released Parties,” as that term is defined in Section 7(f) below.
(b)    Claims Released. The Claims released by Employee under Section 7(a) include all known and unknown claims, causes of action, grievances, liabilities, debts, obligations, injuries, damages, or similar rights of any type that Employee had or presently may have (“Claims”), with respect to any Released Party listed in Section 7(f). Employee acknowledges that the Claims released under this section might arise under many different foreign, domestic, national, state, or local laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to, the following:

(i)	Claims for breach of contract, whether express, implied, implied-in-fact, promissory estoppel and/or detrimental reliance;

(ii)
Claims under or pursuant to the Americans with Disabilities Act, as amended; the Age Discrimination in Employment Act     (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Equal Pay Act; 42 U.S.C. § 1981, as amended; 42 U.S.C. § 1985; the Immigration Reform and Control Act of 1986, as amended; the Employee Retirement Income Security Act of 1974 (“ERISA”); the Family and Medical Leave Act, as amended; the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act; the Genetic Information Nondiscrimination Act; the Fair Labor Standards Act, as amended; the Fair Credit Reporting Act; the Occupational Safety & Health Act; the Uniformed Services Employment and Reemployment Rights Act, as amended; the Employee Polygraph Protection Act; as well as any other federal law, statute, ordinance, rule, regulation, or executive order relating to employment and/or discrimination in employment;

(iii)
Claims under or pursuant to the Minnesota Human Rights Act     (“MHRA”), Minn. Stat. Chap. 363; any provision of Minn. Stat. Chapter 181; the Illinois Human Rights Act, 775 ILCS § 5; the Illinois Equal Pay Act of 2003, 820 ILCS §§ 112/1-90; the Illinois Minimum Wage Law, 820 ILCS §§ 105/1-15; the Illinois Wage Payment and Collection Act, 820 ILCS §§ 115/1-16; the Illinois Personnel Records Review Act, 820 ILCS §§ 40/0.01-13; the Illinois One Day Rest in Seven Act, 820 ILCS §§ 140/1-9; the Illinois Worker Adjustment and Retraining Notification Act, 820 ILCS § 65; and any other Claims under any other Minnesota or Illinois statutes; as well as any other state or local law, statute, ordinance, rule, regulation or order relating to employment and/or discrimination in employment;

(iv)
Claims for: wrongful discharge; retaliatory discharge; discharge in violation of any public policy; breach of the covenant (express or implied) of good faith and fair dealing; negligent or intentional infliction of emotional distress; interference with contractual relations;

interference with prospective economic advantage; defamation (including libel, slander, and self-defamation); personal, emotional or physical injury; fraud; intentional or negligent misrepresentation; violation of public policy; invasion of privacy; intentional torts of any kind; torts grounded in negligence theories (including gross negligence); negligent hiring, retention and/or supervision; or any other statutory or common law theory of recovery.

(v)
As to all Claims released, waived and discharged in connection with Sections 7(B)(i)-(iv) above, Employee understands, acknowledges and agrees that he is giving up and relinquishing any and all rights to seek damages of any kind from any or all of the Released Parties for any conduct predating his execution of this Agreement, including, without limitation, compensatory damages, incidental damages, consequential damages, exemplary or punitive damages, attorneys’ fees, costs, and disbursements. Similarly, Employee understands that by releasing the Released Parties from the claims described above, he is giving up his rights to seek any type of injunctive and/or declaratory relief from any or all of the Released Parties.

(vi)
Employee understands, agrees, and acknowledges that the General Release, including all of its subparts, set forth in Section 7(B)(i)-(iv) above is a substantial, material inducement to the Company to enter into this Agreement. Employee understands and agrees that if, at any time following his execution of this Agreement, Employee (either independently or through an agent or attorney) asserts or threatens to assert any claim released by this Agreement or otherwise violates the terms of this provision, then, in addition to any other legal or equitable remedies any of the Released Parties may have, Employee shall pay all the attorneys’ fees, expenses, and costs incurred by any of the Released Parties as a consequence of Employee’s breach of this Section 7.

(c)    Re-Execution of General Release. Employee agrees that if he and the Company mutually agree to continue his employment beyond October 1, 2017, and if he continues working until a mutually agreed upon date after October 1, 2017, Employee will re-execute another General Release, identical in form and content to this Paragraph (7), that will cover the time period following the date Employee executes this Separation Agreement through his last day of employment.
(d)    Exclusion of Certain Claims. Nothing herein prevents Employee from instituting any action to enforce the terms of this Agreement. The Parties further agree that the release in this Section 7 shall not apply to any claims which may not, as a matter of law, be released. Nothing contained in this General Release shall: (i) release any claim that cannot be waived under applicable law; (ii) release Employee rights to any benefits under any employee benefit plan of the Company; or (iii) release any entitlement to or with respect to indemnification that Employee may have pursuant to the Company’s By-Laws, any policy of insurance maintained by the Company, the Employment Agreement attached hereto as Exhibit A, or otherwise provided by law.
(e)    Unknown Claims. Employee acknowledges that he is releasing Claims that he may not know about, and that he does so with knowing and voluntary intent, after consulting with legal counsel. Employee expressly waives all rights that he may have under any law that is intended to protect him from waiving unknown Claims. Employee further acknowledges that he understands the significance of doing so.
(f)    Protected Activity. Notwithstanding the General Release set forth in this Section 7, nothing in this Agreement shall be construed to prohibit Employee from engaging in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, reporting possible violations of state or federal law, or communicating with any governmental agency or entity or any self-regulatory agency (“Agency”), or cooperating with any investigation by any Agency, including, without limitation, the United States Department of Labor, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, and FINRA. Protected Activity does not include the disclosure of any information Employee came to learn during the course of his employment that is protected from disclosure by any applicable privilege, including but not limited to the attorney-client privilege, the work product doctrine, the bank examiner’s privilege, and/or privileges applicable to information covered by the Bank Secrecy Act (31 U.S.C. §§ 5311-5330), including information that would reveal the existence or contemplated filing of a suspicious activity report. Employee understands that he is not required to obtain prior authorization from ARI or to inform ARI prior to engaging in any Protected Activity. This release does not limit the Employee’s right to receive an award for information provided to any Agency. This release does, however, waive Employee’s right to file an individual or class action lawsuit against the Company or receive any equitable or monetary relief in connection with any charge or investigation.
(g)    Released Parties. The “Released Parties” encompassed by this Section 7 shall include ARI, any Affiliates of ARI (including, without limitation, Piper Jaffray & Co., and Piper Jaffray Companies), as well as ARI’s and its Affiliates’ parents, subsidiaries, and related entities and affiliated companies, and the past, present, and future Board members, officers, directors, administrators, shareholders, employees, agents, attorneys, successors, assigns, and representatives of all of the entities identified in this Section 7(f), as well as all benefit plans sponsored by ARI, and its affiliated entities, and each of their respective present and former agents, employees, representatives, insurers, partners, associates, fiduciaries, successors, and assigns, in any and all capacities (including, but not limited to, the fiduciary, representative, or individual capacity of any released person or entity), and any entity owned by or affiliated with any of the above.

8.	Promises:
(a)Employment Termination. Employee agrees that his employment with the Company and its Affiliates will end on the Separation Date. Employee acknowledges and agrees that, on and after the Separation Date, he will have no employment rights with the Company.

(b)Company Property and Confidential Information. On or before the Separation Date, Employee agrees to return to the Company all Company-owned property in his possession. This includes, without limitation, Confidential Information that Employee learned in the course of his employment with the Company. For purposes of this Agreement, the term “Confidential Information” shall mean all information, whatever its nature and form and whether obtained orally, by observation, from written materials, or otherwise obtained by Employee during or as a result of his employment with the Company or in connection with his affiliation with any parent company, subsidiary company, affiliate, or entity that has been acquired by or merged into the Company, and relating to any sales; marketing; research; technical, business or commercial activities; or plans of the Company, whether made or conceived by Employee or otherwise, except such information as is generally available to the public. Confidential Information includes, without limitation, non-public information pertaining to the Company’s business that might be of use to the Company’s competitors or harmful to the Company or its clients if disclosed. Employee acknowledges and agrees that, except for Protected Activity, his obligation to preserve and not disclose Confidential Information continues even after his employment ends. Except for Protected Activity, Employee agrees to maintain the confidentiality of all Confidential Information that he learned or had access to through his employment at the Company.

(c)Full Disclosure. Employee acknowledges that he has disclosed to the Company any information he has concerning any conduct involving any of the Released Parties or any of their subsidiaries, affiliates, shareholders, officers, directors, employees, or agents that he has reason to believe may be unlawful or involve any false claims to the United States or any other government having jurisdiction over the Company. Further, Employee promises to cooperate fully and voluntarily in any investigation that the Company undertakes into matters occurring during his employment with the Company or its affiliates, and agrees not to disclose to anyone who is not assisting the Company with the investigation, other than his attorney, the fact of, or the subject matter of the investigation, except as required by law. Employee will accommodate his schedule to cooperate with the Company and promptly provide such information. Nothing herein is intended to or shall preclude Employee from cooperating with any appropriate federal, state, or local government agency, or with any self-regulatory agency, in any of said agencies’ investigations.

(d)Cooperation with Litigation. In the event that any of the Released Parties or any of their respective parent companies, subsidiaries, affiliates, shareholders, officers, or directors are involved in any litigation, arbitration, or administrative proceeding subsequent to the Separation Date, Employee agrees that, upon request, he will provide reasonable cooperation to the Released Parties and their attorneys in the prosecution or defense of any litigation, arbitration, or administrative proceeding, including participation in interviews with their attorneys, appearing for depositions, testifying in administrative, judicial, or arbitration proceedings, or any other reasonable participation necessary for the prosecution or defense of any such litigation, arbitration, or administrative proceeding. The Company agrees to reimburse Employee for his reasonable expenses in participating in the prosecution or defense of any litigation, arbitration, or administrative proceeding, provided that Employee submits acceptable documentation of all such expenses.

(e)This Agreement To Be Kept Confidential. Employee agrees not to disclose the terms or existence of this Agreement to anyone other than a member of his immediate family or his attorney, accountant, or other professional advisor. Employee further agrees that disclosure of the terms or existence of this Agreement to the person(s) listed above is permissible only if the person agrees to honor this confidentiality requirement. Any violation of this confidentiality requirement by any such person will be considered to be a violation of this Agreement by Employee. This subsection does not prohibit disclosures to the extent legally necessary to enforce this Agreement, nor does it prohibit disclosures to the extent otherwise legally required (but only if Employee promptly notifies the Company of a disclosure obligation or request within two (2) business days after he learns of it and permits the Company to take all steps it deems to be appropriate to prevent or limit the required disclosure, as Employee recognizes the Parties’ strong desire to keep this Agreement confidential).

(f)Non-Disparagement. Employee agrees that, subsequent to the Separation Date, he will not make any disparaging or derogatory remarks or statements about any of the Released Parties, or their respective parent companies, subsidiaries, and affiliates including, but not limited to, all related companies, partnerships, affiliated entities or joint ventures, as well as their respective current and former officers, directors, shareholders, principals, attorneys, agents, employees or any Released Party, or his prior employment with the Company. Employee further agrees that he will not make any disparaging or derogatory remarks or statements about any of the products or services provided by ARI or any of Affiliates. This section 8(f) supplements the Non-Disparagement obligations delineated in his Employment Agreement and the Prior Equity Agreements. Nothing in this Section, however, shall prevent Employee from engaging in Protected Activity. The Company agrees that its directors, officers, and executives will not make any disparaging or derogatory remarks or statements about Employee or his prior employment with the Company.

9.    Consideration of Agreement and Rescission Period:
(a)ADEA/OWBPA Waiver and Acknowledgement. Insofar as this Agreement pertains to the release of Employee’s Claims, if any, under the ADEA and the Older Workers Benefit Protection Act (“OWBPA”), Employee, pursuant to and in compliance with the rights afforded him under the OWBPA:

(i)acknowledges and confirms that he has read this Agreement in its entirety and understands all of its terms;

(ii)is hereby advised in writing to consult with an attorney of his own choosing before executing this Agreement;

(iii)is hereby advised that he may take up to twenty-one (21) days to decide whether to release any potential Claims under the ADEA/OWBPA and consult with an attorney of his own choosing;

(iv)is hereby advised that he has the right to rescind or revoke his release of any Claims he may have under the ADEA/OWBPA, if done within seven (7) calendar days from the date he signs this Agreement;

(v)is hereby advised that this Agreement shall not become effective or enforceable until the seven-day (7-day) revocation period has expired;

(vi)is hereby advised that he is not waiving claims that may arise after the date on which he executes the Agreement; and

(vii)acknowledges that if he, in his sole discretion, elects to execute this Agreement prior to the expiration of the 21-day period, it is because he has decided that he does not need any additional time to consider whether he wishes to release any potential Claims under the ADEA/OWBPA.

(b)Right to Rescind Release of MHRA Claims (if any). Employee understands and acknowledges that he has the right to rescind or revoke any release of any Claims he may have under the Minnesota Human Rights Act (“MHRA”), Minn. Stat. Chap. 363, if done within fifteen (15) calendar days from the date he signs this Agreement, as described further below.

(c)Method of Rescission. Employee understands that if he wishes to rescind his release of Claims under the ADEA/OWBPA and/or the MHRA, the rescissions must be in writing and hand-delivered or mailed to Ms. Christine Esckilsen. If hand-delivered, the rescissions must be (a) addressed to: Ms. Christine Esckilsen, Piper Jaffray & Co., Global Head of Human Capital and Assistant General Counsel, 800 Nicollet Mall, J09S02, Minneapolis, Minnesota 55402; and (b) delivered by the close of business on the last day of the applicable rescission period, as set forth above. If mailed, the rescissions must be: (a) postmarked within the applicable rescission period, as set forth above; (b) addressed to Ms. Christine Esckilsen, Piper Jaffray & Co., Global Head of Human Capital and Assistant General Counsel, 800 Nicollet Mall, J09S02, Minneapolis, MN 55402, and (c) sent by certified mail, return receipt requested. As referenced above, the revocation of the ADEA/OWBPA Claims (if any) must be provided within seven (7) days, and the revocation of the MHRA Claims (if any) must be provided within fifteen (15) days. The revocation of the federal claim under the ADEA/OWBPA will not constitute a revocation of the state claim under the MHRA, or vice-versa, unless the revocations are each timely submitted and the revocations clearly define whether they apply to the federal claim, the state claim, or both.

(d)Consequences of Rescission. Employee agrees, understands, and acknowledges that ARI’s obligations to him, as set forth in this Agreement, shall be unenforceable unless and until the rescission periods with regard to the ADEA/OWBPA and the MHRA have expired, and he has not rescinded or revoked the Agreement in any part. Employee further understands that any revocation by him of his release of any Claims under either the ADEA/OWBPA or the MHRA shall have no effect on his release of any other Claims. Nonetheless, in the event Employee rescinds his release of Claims under either the ADEA/OWBPA or MHRA, then ARI, in its sole discretion, may elect to declare this Agreement null and void as to all non-statutory, non-revoked claims. The Company will inform Employee of its determination on this issue within thirty (30) days of receiving any notice of revocation under either the ADEA/OBWBA or the MHRA.

10.    Miscellaneous:
(a)Non-Admission of Liability. Employee agrees that this Agreement does not constitute an admission of wrongdoing or liability by the Company or any Released Party, acknowledges that the Released Parties do not believe or admit that any of them has done anything wrong, and further agrees that he will not represent to anyone at any time that the Released Parties’ willingness to enter into this Agreement constitutes an admission or acknowledgement of any wrongful behavior or conduct.

(b)Modifications. The Parties agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Employee; and (iv) signed and approved by an authorized officer of the Company.

(c)Integration. The Parties acknowledge and agree that this Agreement constitutes the entire agreement between the Parties; that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; and that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement.
(d)Severability and Waiver. The Parties acknowledge and agree that each provision of this Agreement shall be enforceable independently of every other provision. Furthermore, in the event that any provision is deemed to be unenforceable for any reason, the remaining provisions shall remain effective, binding, and enforceable. The Parties further acknowledge and agree that the failure of any Party to enforce any provision of this Agreement shall not constitute a waiver of that provision, or of any other provision of this Agreement.

(e)Fees and Costs. The Company shall reimburse Employee for the actual and reasonable attorneys’ fees and costs Employee incurred in connection with drafting and negotiating of this Agreement, up to a maximum limit of Ten Thousand and No/100 Dollars ($10,000.00). In the event that any Party to this Agreement initiates legal action in any court or adjudicative body to enforce any provision of this Agreement, or initiates legal action based upon the breach of any provision of this Agreement by any other Party, the prevailing Party in any such legal proceeding shall recover, in addition to any legal or equitable relief otherwise available under applicable law, reasonable costs and expenses (including attorneys’ fees) incurred in connection with the prosecution or defense of any such legal action.

(f)Governing Law. Except to the extent governed by federal law, this Agreement shall be governed by the statutes and common law of the State of Minnesota, exclusive of any rules pertaining to conflicts of laws. The Parties agree that any litigation pertaining to the interpretation, application, or enforcement of any provision of this Agreement must be filed in a federal or state court of competent jurisdiction in Minnesota.

(g)Successors and Assigns. This Agreement will be binding on Employee, his heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

(h)Assignment. Employee may not assign this Agreement or any rights he may have hereunder in whole or in part. Any purported assignment by Employee shall be null and void.

(i)Third-Party Beneficiaries. The Released Parties, other than the Company, its successors, assigns, parents, subsidiaries, affiliates, and related entities, are not parties to this Agreement but are third-party beneficiaries of this Agreement and shall have enforceable rights under this Agreement. Employee and the Company intend, agree, and acknowledge that beyond the Released Parties, there shall be no other third-party beneficiaries to this Separation Agreement.

(j)Code Section 409A Compliance. The Company and Employee each herby affirm that it is in their mutual view that the provision of payments and benefits described or referenced herein are exempt from, or in compliance with, the requirements of Section 409A of the Code and the Treasury regulations relating thereto (“Section 409A”) and that each Party’s tax reporting shall be completed in a manner consistent with such view. The Company and Employee each agree that upon the Separation Date, Employee will experience a “separation from service” for purposes of Section 409A. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement during the six-month period immediately following the Separation Date separation from service shall instead be paid on the first business day after the date that is six months following the Separation Date (or death, if earlier). Neither the Company nor its affiliates shall be liable in any manner for any federal, state or local income or excise taxes (including but not limited to any taxes under Section 409A of the Code), or penalties or interest with respect thereto, as a result of the payment of any compensation or benefits hereunder, or the inclusion of any such compensation or benefits or the value thereof in Employee’s income.

(k)Interpretation. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Employee or any Released Party, regardless of whether the Employee or any Released Party drafted or caused his or her representative to draft this Agreement or any specific provision. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement.

(l)    Entire Agreement. The Parties acknowledge that this Agreement, in combination with the Employment Agreement and the Prior Equity Agreements, which are incorporated herein by reference, constitute the entire agreement between the Parties regarding all of the subjects addressed in this Agreement. The Parties agree and acknowledge that there have been no inducements, statements, or representations leading them to execute this Agreement, except as expressly contained herein.

READ THIS AGREEMENT CAREFULLY AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 8 AND YOU SHOULD CONSULT AN ATTORNEY.

Executed at             ,         , this 6th day of October, 2017.
CHRISTOPHER D. CRAWSHAW
/s/ Christopher D. Crawshaw

Executed at             ,         , this 6th day of October, 2017.

ADVISORY RESEARCH, INC.

By: /s/ Christine Esckilsen
Its: Chief Human Capital Officer